UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5171 Clareton Drive	91301
Agoura Hills, CA	(Zip Code)
(Address of principal executive offices)

(818) 706-3525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2007, James McElwee resigned from the Board of Directors of DTS, Inc. (the “Registrant” or the “Company”).  The resignation of Mr. McElwee from the Board did not involve any disagreement with the Company.  At the time of his resignation, Mr. McElwee also served as Chairman of the Company’s Compensation Committee.

Effective January 7, 2008, the Registrant’s Board of Directors (the “Board”), upon recommendation of the Board’s Nominating and Corporate Governance Committee, appointed V. Sue Molina as a Class III Director to fill a Board vacancy.  Ms. Molina was also appointed to the Registrant’s Audit Committee.

There were no arrangements or understanding between Ms. Molina and any other person pursuant to which she was selected as a director.

On January 7, 2008, in accordance with the Company’s 2003 Equity Incentive Plan (the “Plan”) and Board compensation provisions with respect to new non-employee directors as currently in effect, Ms. Molina was granted options to purchase 15,000 shares of the Company’s Common Stock and a restricted stock award of 7,500 shares of the Company’s Common Stock, in each case pursuant to the Plan.  The Plan also provides for an annual grant of an option to purchase 5,000 shares of the Company’s Common Stock and a restricted stock award of 2,500 shares of the Company’s  Common Stock to each non-employee director on the date of each annual meeting of the stockholders. However, a non-employee director who receives an initial stock option grant and restricted stock award on, or within a period of six months prior to, the date of an annual meeting of stockholders will not receive an annual stock option grant and restricted stock award with respect to that annual stockholders’ meeting. Each initial and annual option will have an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant and will have a term of ten years.  Ms. Molina’s initial restricted stock award will vest in three equal installments on each anniversary of the date of grant for so long as she continuously remains a director of, or a consultant to, the Company. The initial stock options granted Ms. Molina will vest and become exercisable in thirty-six equal installments on each monthly anniversary of the date of grant for so long as Ms. Molina continuously remains a director of, or a consultant to, the Company.  The annual restricted stock awards of 2,500 shares of Common Stock will vest in full on the anniversary of the date of the grant as long as the non-employee director remains a director of, or a consultant to, the Company on such anniversary. The annual stock option grants will vest and become exercisable in 12 equal installments on each monthly anniversary of the date of the grant for so long as the non-employee director continuously remains a director of, or a consultant to, the Company.  In the event of the Company’s merger with another corporation or another change of control, all outstanding options and restricted stock awards held by non-employee directors will vest in full.

The Company currently pays each of its non-employee directors an annual retainer of $30,000. In addition, the Company pays each of its non-employee directors that serve on the Audit Committee an annual retainer of $7,000.  All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director’s service on the Board or applicable committee. The Company also promptly reimburses all non-employee directors for reasonable expenses incurred to attend meetings of the Board of Directors or its committees.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 7, 2008, the Company’s Board of Directors adopted ministerial changes to the Registrant’s Restated Bylaws to clarify the ability of the Registrant to issue uncertificated shares of stock.  A copy of the amendment to the Restated Bylaws is filed as Exhibit 3.1 hereto.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

3.1                               Amendment to Restated Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: January 7, 2008
/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President,
Finance and Chief
Financial Officer
(principal financial and
accounting officer)

Exhibit Index

Exhibit No.	Description
3.1	3.1 Amendment to Restated Bylaws.